Exhibit 99.1
                  J & J Snack Foods Corp. Acquires SLUSH PUPPIE


    PENNSAUKEN, N.J.--(BUSINESS WIRE)--May 30, 2006--J & J Snack Foods Corp. (NASDAQ:JJSF) announced today that The ICEE Company, its frozen carbonated beverage distribution company, has acquired the SLUSH PUPPIE branded business from Dr Pepper/Seven Up, Inc., a Cadbury Schweppes Americas Beverages Company.
    SLUSH PUPPIE, North America's leading brand for frozen non-carbonated beverages, is sold through an existing established distributor network to over 20,000 locations in the United States and Canada as well as to certain international markets. Sales of the SLUSH PUPPIE business were approximately $18 million in 2005.
    "We are delighted with the addition of the SLUSH PUPPIE brand to our niche beverage portfolio. The addition of SLUSH PUPPIE combined with our ICEE frozen carbonated brand gives us two of the leading brands for frozen beverages in the United States," said Gerald B. Shreiber, President and CEO of J & J Snack Foods. "We plan on continuing to use SLUSH PUPPIE'S existing distribution system which includes 85 independent distributors and selling unique brands such as HAWAIIAN PUNCH****."
    Dan Fachner, President of The ICEE Company, commented, "This immediately strengthens a channel that we have been trying to penetrate. The popular equity of the SLUSH PUPPIE brand combined with its unique distribution system offers solid opportunity for long term growth. We look forward to providing support services and other resources to the business. The combined benefits of the ICEE brand and the SLUSH PUPPIE business bode well for the future."
    Winchester Capital of New Haven, CT and London, England served as transaction advisor to Cadbury Schweppes, plc.

    ABOUT J & J SNACK FOODS CORP.

    J & J Snack Foods Corp.'s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE and ARCTIC BLAST frozen beverages, LUIGI'S, MAMA TISH'S, SHAPE UPS, MINUTE MAID* and BARQ'S** and CHILL*** frozen juice bars and ices, TIO PEPE'S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia and Vernon, (Los Angeles) California.

    ABOUT DR PEPPER/SEVEN UP, INC. AND CADBURY SCHWEPPES plc.

    Dr Pepper/Seven Up, Inc, a subsidiary of Cadbury Schweppes Americas Beverages, which is a division of London-based Cadbury Schweppes plc (NYSE:CSG), is headquartered in Plano, TX. Cadbury Schweppes is the world's largest confectionery company and has a strong regional presence in beverages in the Americas and Australia. With origins stretching back over 200 years, today Cadbury Schweppes' products--which include brands such as Cadbury, Schweppes, Halls, Trident, Dr Pepper, Snapple, Trebor, Dentyne, Bubblicious and Bassett
- are enjoyed in almost every country around the world. The Group employs around 50,000 people.



*MINUTE MAID is a registered trademark of The Coca-Cola Company.
**BARQ'S is a registered trademark of Barq's Inc.
***CHILL is a registered trademark of Wells Dairy, Inc.
****HAWAIIAN PUNCH is a registered trademark of Dr. Pepper/Seven Up, Inc.



    CONTACT: J & J Snack Foods Corp.
             Dennis Moore, 856-665-9533